UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: November 27, 2019
(Date of earliest event reported)

Yuma Energy, Inc.
(Exact name of registrant as specified in its charter)

DELAWARE	001-37932	94-0787340
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1177 West Loop South, Suite 1825
Houston, Texas 77027
(Address of principal executive offices) (Zip Code)

(713) 968-7000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	YUMA	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.

On November 27, 2019, Yuma Energy, Inc. (the “Company”) and certain of its subsidiaries (collectively, the “Borrowers”) entered into an amended and restated credit agreement (the “Credit Agreement”) with YE Investment LLC, a Delaware limited liability company (“YE”) and an affiliate of Red Mountain Capital Partners LLC, a Delaware limited liability company (“Red Mountain”). Among other things, the Credit Agreement amends and restates the credit agreement dated as of October 26, 2016 (as amended, modified or restated from time to time) (the “Original Credit Agreement”) by and among, the Borrowers and YE, as administrative agent and lender.

The Credit Agreement provides for a delayed draw term loan in an amount of up to $2.0 million (the “Draw Term Loan”) in addition to the current outstanding loan of $1.7 million (the “Purchased Loan”). The amounts borrowed under the Credit Agreement bear annual interest at a rate of 10% per annum, payable quarterly until December 31, 2019 and monthly thereafter. Principal amounts outstanding under the Purchased Loan are due and payable in full at maturity on December 31, 2022 and the principal amounts outstanding under the Draw Term Loan are due and payable in full at maturity on September 30, 2022. The Draw Term Loan has a prepayment penalty of 10% of the principal amount repaid. All of the obligations under the Credit Agreement, and the guarantees of those obligations, are secured by substantially all of the Company’s assets.

The Purchased Loan may be exchanged (the “Note Exchange”) for a convertible note (the “Convertible Note”) at the option of YE. Provided, however, the Note Exchange will be subject to approval of the stockholders of the Company as required by the NYSE American, LLC for issuances of common stock, $0.001 par value per share of the Company (the “Common Stock”). Upon the Note Exchange, the Convertible Note will be convertible into Common Stock at a rate of $0.1288668927422 per share with an interest rate of 5% per annum.

The Credit Agreement contains a number of covenants that, among other things, restrict, subject to certain exceptions, the Borrowers’ ability to create liens on assets, make fundamental business changes, make investments, pay dividends and distributions or repurchase its equity interests, engage in mergers or consolidations, sell certain assets and engage in certain transactions with affiliates.

The Credit Agreement contains customary affirmative covenants and defines events of default to include failure to pay principal or interest, breach of covenants, breach of representations and warranties, insolvency, judgment default and a change in control. Additionally, an event of default will occur if the Restructuring Transactions (as such term is defined in the Restructuring and Exchange Agreement dated as of September 30, 2019 (the “Restructuring Agreement”), by and among the Borrowers, Red Mountain, RMCP PIV DPC, LP, RMCP PIV DPC II, LP, and YE) have not been consummated and made effective on or before September 30, 2020. The Restructuring Transactions include the Note Exchange and the filing of an amended and restated certificate of designation of the Series D Preferred Stock of the Company with the Delaware Secretary of State to reduce the conversion price of the Company’s Series D Preferred Stock. Upon the occurrence and continuance of an event of default, the Lender has the right to accelerate repayment of the loans and exercise its remedies with respect to the collateral.

The Credit Agreement is included as Exhibit 10.1 to this Current Report on Form 8-K, and the foregoing summary description of the Credit Agreement is qualified in its entirety by reference to such exhibit, which is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 of this Current Report on Form 8-K regarding the Credit Agreement is incorporated by reference into this Item 2.03.

Item 7.01. Regulation FD Disclosure.

On December 2, 2019, the Company issued a press release regarding a Credit Agreement, which press release is included as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information in this Current Report on Form 8-K furnished pursuant to Item 7.01, including Exhibit 99.1, shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to liability under that section, and it shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing. By filing this Current Report on Form 8-K and furnishing this information pursuant to Item 7.01, the Company makes no admission as to the materiality of any information in this Current Report on Form 8-K, including Exhibit 99.1, that is required to be disclosed solely by Regulation FD.

Item 9.01. Financial Statements and Exhibits.

(d)
Exhibits.

The following exhibits are included with this Current Report on Form 8-K:

Exhibit No.	Description
10.1
Amended and Restated Credit Agreement dated as of November 27, 2019, by and among Yuma Energy, Inc., Yuma Exploration and Production Company, Inc., Pyramid Oil LLC, Davis Petroleum Corp., and YE Investment LLC.

99.1	Press Release dated December 2, 2019.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YUMA ENERGY, INC.

Date: December 2, 2019	By:	/s/ Anthony C. Schnur
Anthony C. Schnur
Interim Chief Executive Officer, Interim Chief Financial Officer and Chief Restructuring Officer